EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
York, PA 17401
Contact:	Jeffrey R. Hines, President
or	Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY ANNOUNCES APPROVAL OF NEW SHAREHOLDER RIGHTS PLAN TO REPLACE EXISTING PLAN

York, Pennsylvania, December 15, 2008: The York Water Company (NASDAQ:YORW) announced today that its Board of Directors approved the adoption of a new Shareholder Rights Plan to become effective upon the expiration of its existing Shareholder Rights Plan.  The existing plan was originally adopted in 1999 and is set to expire on January 24, 2009.

Jeffrey R. Hines, President and Chief Executive Officer of York Water, stated "The Board believes that the Shareholders Rights Plan continues to protect shareholder interests.  The Plan, which is similar to the existing plan, is designed to ensure that shareholders will receive fair treatment and realize the full value of their investment in the Company in the event of any coercive takeover.  The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action.”

The adoption of the Plan and the related distribution of rights are subject to Pennsylvania Public Utility Commission approval.  In addition, the Board may cancel the distribution of rights and adoption of the Plan for any reason prior to the distribution on January 24, 2009.  The Board is not adopting the Plan in response to any specific effort to acquire control of the Company, nor is the Board aware of any accumulation of the Company's stock by any potential acquirer.

Details of the Rights Plan will be made available to all shareholders of the Company.  Additional information concerning the Rights Plan, including a copy of the Rights Agreement, will be filed as part of a Form 8-K with the Securities and Exchange Commission and will be accessible via the EDGAR database at http://www.sec.gov.

The York Water Company was founded in 1816 and is the oldest investor-owned utility in the nation.  The business of the Company is to impound, purify and distribute water.  The Company, which is regulated by the Pennsylvania Public Utility Commission, operates entirely within its franchised territory, which covers portions of York and Adams Counties, Pennsylvania.

Forward-Looking Statements
This release contains forward-looking statements that are subject to various risks and uncertainties.  A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC.  Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other factors.  The Company undertakes no obligation to update forward looking statements to reflect changes occurring after the date hereof.